Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Cana Holdings, Inc.

ELKHART, IN – May 23, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of the business and certain assets of Cana Holdings, Inc. and its subsidiaries (collectively “Cana”). Cana, with two operations in Elkhart, Indiana and one in Americus, Georgia, is a custom cabinetry manufacturer primarily serving the manufactured housing (“MH”) industry and the residential, hospitality and institutional markets.

Cana’s 2015 revenues were approximately $18 million and the Company expects the acquisition to be immediately accretive to 2016 net income per share. The net purchase price for Cana was approximately $16.8 million.

“The acquisition of Cana provides the opportunity for Patrick to capitalize on our existing cabinetry manufacturing expertise and expand our footprint as a premier supplier in both the MH and industrial markets,” said Todd Cleveland, Chief Executive Officer of Patrick. “This acquisition is an excellent opportunity for Patrick to further increase our MH content, as we are increasingly optimistic about the future potential for growth in the MH market. Cana’s portfolio of products will also provide us with an increased presence in the expanding residential housing market for both new construction and remodels.”

“We are thrilled to be part of the Patrick family of companies. We believe this transaction provides a great opportunity for our stakeholders and provides a continued opportunity for growth with this great organization,” said Dave Geiger, President of Cana.

“We look forward to working alongside the Cana team who possess a long-standing reputation throughout the MH industry for their superior quality, industry-leading lead times, creative designs, and quality customer and supplier relationships,” said Andy Nemeth, President of Patrick. “Additionally, we are excited about bringing our two companies together to increase our presence and become a larger supplier to the MH and industrial markets of high-quality, customized cabinet doors and components. Consistent with our previous acquisitions, we will support Cana with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the creative entrepreneurial spirit that has been so important to its success.”

The acquisition of Cana was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable, inventory, machinery and equipment, and Cana’s manufacturing facilities. Patrick will continue to operate the business on a stand-alone basis under the Cana brand name in its existing facilities.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com